DIRECTOR SERVICES AGREEMENT

THIS DIRECTOR SERVICES AGREEMENT (this “Agreement”) is made and entered into as of [          ], 2019, by and between Taronis Fuels, Inc., a Delaware corporation (the “Company”), and [         ], an individual (“Director”).

I. SERVICES.

a. Board of Directors. The Director has been appointed as an [Independent] Director of the Company’s Board of Directors (the “Board”), effective upon approval by the Board, until the earlier of the date on which Director ceases to be a member of the Board for any reason or the date of termination or expiration of this Agreement in accordance with Section VII hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as nominated and elected as Directors.

b. Director Services. The Director will use reasonable best efforts to provide the following services to the Company: (a) participate in regularly scheduled and special Board and committee meetings so long as such meetings are noticed in accordance with the Company’s Bylaws; (b) meet or otherwise confer with Company executives on an active and regular basis as reasonably requested by the CEO and/or Chairman of the Board, so long as such requests are noticed in no less than the same manner as required for a special meeting of the Board in accordance with the Company’s Bylaws; (c) serve as the [chairperson] of the [name of committee]; (d) serve as a member of certain other committees; (e) timely respond to reasonable time requests for consent, which consent may be withheld until the Director has been reasonably satisfied of the facts comprising such request as to make an informed reasonable decision regarding the subject matter thereof; and (f) provide such other reasonable services, and perform such reasonable duties, as are customary and appropriate for Board members. (the “Director Services”). In the cases of (a), (b), (e) and (f) above, in the absence of notice as required by the Company’s Bylaws, the Director shall not be held in breach of this Agreement. The Director’s reasonable failure to comply with every instance of Director Services set forth in (a), (b), (e) and (f) above shall not constitute a breach of this Agreement. The Director may waive any notice or information requirement set forth above, but may also refrain from participation in any meeting or consent to which proper notice or information requirement has not been met. The Company’s failure to comply with its obligations under the Bylaws juxtaposed with the Director’s adherence thereto shall not constitute a breach of this Agreement.

II. COMPENSATION.

a. Director’s Fee. In connection with Director’s continuing service as a director and in accordance with the Director Compensation Policy, the Company shall provide Director with cash compensation of $[  ], per annum, paid quarterly, reflecting the following:

i.	$[ ] base;

ii.	$[ ] for service as the [Chairperson/Member] of the [Committee]; and

iii.	$[ ] for service as the [Member/Chairperson] of the [Committee].

Except in the case of this Agreement being Terminated for Good Reason (defined below), in the event the Director ceases to serve on the Board, the Director shall be entitled to the pro rata portion of the Director’s Fee for the number of months served on the Board in a given year and the Company shall ensure that the Director promptly receives all compensation and any other amounts owed to the Director.

b. Equity Awards. The Director will be entitled to any equity awards approved by the Compensation Committee and the Board.

c. Expense Reimbursement. The Company shall reimburse Director in accordance with the Director Compensation Policy.

III. DIRECTOR/OFFICER INSURANCE. The Director will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time, which coverages shall be in an amount of no less than $5 million.

IV. INDEMNIFICATION. In addition to being indemnified under Company Bylaws, the Director and the Company will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated directors of the Company to the extent the Director and the Company have not already entered into such an agreement.

V. DUTIES OF DIRECTOR.

a. Fiduciary Duties. In fulfilling his or her managerial responsibilities, the Director shall be charged with a fiduciary duty to the Company and all of its shareholders. The Director shall be attentive and inform himself or herself of all available material facts regarding a decision before taking action. In addition, the Director’s actions shall be motivated solely by the best interests of the Company and its shareholders.

b. Confidentiality. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, the Director shall maintain in strict confidence all information he or she has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Company, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by Director outside of this relationship (the “Confidential Information”).

c. Nondisclosure and Nonuse Obligations. The Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. Director will treat all Confidential Information of the Company with the same degree of care as Director treats its own Confidential Information, and Director will use its best efforts to protect the Confidential Information. Director will not use the Confidential Information for his or her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. The Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him or her, or of which he or she becomes aware, of the Confidential Information. Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

d. Return of The Company Property. All materials furnished to the Director by the Company, whether delivered to Director by the Company or made by Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company and the Company may reasonably request the Director to return original copies of any and all Company Property to the Company’s corporate headquarters upon reasonable request; the Director may retain copies of Company Property, subject to compliance with the Director’s confidentiality obligations.

VI. COVENANTS OF DIRECTOR.

a. No Conflict of Interest. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, the Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company or otherwise undertake any obligation inconsistent with the terms hereof, provided that the Director may continue Director’s current affiliation or other current relationships with the entity or entities described on Exhibit A (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of Director’s obligations to Current Affiliations. Director represents that nothing in this Agreement conflicts with Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company” for purpose of this Article IV only if and to the extent it engages in the business substantially similar to substantial parts of the Company’s business.

b. Noninterference with Business. During the term of this Agreement, and for a period of one (1) year after the Expiration Date, Director agrees not to interfere with the business of the Company in any manner. By way of example and not of limitation, Director agrees not to solicit or induce any employee, independent contractor, customer or supplier of the Company to terminate or breach his, her or its employment, contractual or other relationship with the Company.

c. Compliance with Company Policies. The Director agrees to adhere to the Company’s policies currently in effect or hereinafter adopting, including, but not limited to, the Director Compensation Policy and Stock Ownership Guidelines.

VII. TERM AND TERMINATION.

a. Term. This Agreement is effective as of the date first written above and will continue until the Expiration Date.

b. Termination. The Director may terminate this Agreement at any time upon thirty (30) days prior written notice to the Company, or such shorter period as the parties may agree upon. Notwithstanding the foregoing, in the event that a majority of the Board, acting in good faith, reasonably determines that the Director has acted in a manner that has been or could be materially detrimental to the Company or places the Company in a meaningful level of negative light (“Termination for Good Reason”), then the Board can direct the Company to terminate this Agreement without prior notice. In the event that the Board votes to terminate the Director as such and the vote is a tie, then the Chairman of the Board shall cast the deciding vote with respect to such termination. In the event of such termination, the Director shall not be entitled to receive any more compensation pursuant to Section II of this Agreement beyond the date of such termination, and the Company shall ensure that the Director receives all compensation and any other amounts owed to the Director within six (6) months of such termination.

c. Survival. The rights and obligations contained in Articles IV, V and VI will survive any termination or expiration of this Agreement, and the Director shall have the right to the benefits of the director and officer liability insurance policy referenced in Article III of this Agreement for any acts or omissions or claims based on action or inaction that took place during the Term. Irrespective of the termination or expiration of this Agreement, the Director is entitled to any rights and benefits provided in any other agreements or letters signed by the Company that provide any such rights and benefits to the Director.

VIII. MISCELLANEOUS.

a. Assignment. Except as expressly permitted by this Agreement, neither party shall assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

b. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

c. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; (iv) by electronic mail so long as such electronic mail is received by the recipient, or (v) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses and electronic email address set forth on the signature page of this Agreement or such other address as either party may specify in writing. Either party to this Agreement may amend the address and electronic email address set forth on the signature page of this Agreement using any of the notice methods set forth above.

d. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

e. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

f. Entire Agreement. This Agreement, along with the Director Compensation Policy and Stock Ownership Guidelines, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by Director for the Company.

g. Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

h. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:	TARONIS FUELS, INC.
Address:

By:
Name:
Title:
Email:

[Independent] Director:
Address:

Email:

EXHIBIT A

Director’s Current Affiliations